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                                                      EXHIBIT 10

                AMENDMENT TO EMPLOYMENT AGREEMENT
                               AND
              NON-QUALIFIED STOCK OPTION AGREEMENTS



	THIS AGREEMENT, entered into as of the 2nd day of June, 1998, by and between DAVID A. BRANDON (hereinafter "Mr.
Brandon" or the "Executive") and VALASSIS COMMUNICATIONS,
INC., a Delaware corporation (hereinafter the "Corporation").

	WHEREAS, Mr. Brandon has been employed by the Corporation as its President and Chief Executive Officer pursuant to an employment agreement dated March 18, 1992, as amended on June 18, 1993, July 9, 1995 and December 22, 1995, respectively
(collectively referred to herein as the "Employment Agreement") and is a party to a Non-Qualified Stock Option Agreement with the Corporation dated March 18, 1992, as amended on June 18, 1993 and July 9, 1995 and a Non-Qualified Stock Option Agreement dated December 8, 1997 (each of such option agreements collectively referred to herein as the "Option Agreement") and has rendered valuable services to the Corporation; and

	WHEREAS, it is the desire of Mr. Brandon that he relinquish certain of his duties under the Employment Agreement, to amend the Employment Agreement and the Option Agreement in various respects and to resolve all matters arising out of or related to Mr. Brandon's employment with the Corporation and the change in his duties with the Corporation;

	NOW, THEREFORE, for and in consideration of the mutual covenants and promises contained herein, the parties hereby agree as follows:

     1. VOLUNTARY RESIGNATION AND TERMINATION OF EMPLOYMENT. Mr. Brandon hereby voluntarily resigns as President and Chief Executive Officer of the Corporation. Mr. Brandon hereby agrees to continue to serve as Chairman of the Board of the Corporation until December 31, 1998 in a non-executive capacity at which point he will resign his positions as Chairman of the Board and a director of the Corporation.

     2. AMENDMENTS TO AGREEMENTS.  The Employment Agreement and
Option Agreement are hereby amended in the following respects:

          (i) Section 1(b) of the Employment Agreement is hereby amended to provide that the Employment Period will terminate on December 31, 1998. The segment of the Employment Period between July 1, 1998 and December 31, 1998 shall be referred to as the "Transition Period". Notwithstanding any provision to the contrary, the Executive's resignation of his position as President and Chief Executive Officer of the Corporation shall be considered an event under Section 5(a) of the Employment Agreement, and the provisions of Section

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          5(a), subject to amendments thereto contained in the
          June 2, 1998 Amendment to Employment Agreement and Non-Qualified Stock Option Agreements, shall apply. Further, the Executive's resignation of his position as Chairman of the Board and a director of the Corporation shall be considered an Expiration of the Employment Period under Section 5(a) of the Agreement, and the provisions of Section 5(a), subject to amendments thereto contained in the June 2, 1998 Amendment to Employment Agreement and Non-Qualified Stock Option Agreements, shall apply. After the Expiration of the Employment Period, the Executive shall not be deemed to be employed by the Corporation, and the provisions pertaining to the Consulting Period shall apply.

          (ii) Section 2(a) of the Employment Agreement is hereby amended to read in its entirety as follows:

          "Effective immediately, the Executive shall serve as Chairman of the Board of Directors in a non-executive capacity with such authorities, duties and responsibilities as shall be reasonably determined by the Board of Directors from time to time. The Executive shall preside at Board meetings but shall have no executive duties and shall not be considered an employee of the Corporation.
             The Executive shall no longer be obligated to serve as a director of any of the Corporation's subsidiaries or affiliates."

          (iii) Sections 2(b) and 2(c) of the Employment
          Agreement are hereby deleted.

          (iv) Section 2(d) of the Employment Agreement is hereby amended to read in its entirety as follows:

          "During any severance period (as hereinafter defined) and for a period of ten years thereafter or for a period of ten years following the Expiration of the Employment
             Period or at the option of the Corporation for a period of ten years following the voluntary termination of employment by the Executive during the Employment Period (excluding a termination for Good Reason), the Executive shall serve as a Consultant to the Corporation
             (the "Consulting Period") on the terms
             hereinafter set forth.  During the Consulting
             Period, the Executive shall not be required to serve as a Consultant to the Corporation during any period in which, as a result of any public office held by the Executive at that time, the Executive, in his sole discretion, determines that such consulting or service

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             would be unethical or inappropriate.  During
             the Consulting Period, the Executive shall furnish at the request of the Corporation advisory and consulting services. The
             Executive shall not be obligated to consult with the Corporation more than 48 hours in any one calendar quarter. During the Consulting
             Period, the Executive shall be free to accept other employment and engage in other business endeavors, subject in all respects to the other provisions of this Agreement, including, without limitation, the provisions of Section
             8 hereof."

          (v) Section 3(a) of the Employment Agreement is hereby amended to read in its entirety as follows:

          "From the date hereof until June 30, 1998, the Executive shall be paid a salary at a rate of $1,000,000 per year. During the Transition
             Period, the Executive shall be paid an
             aggregate fee of $500,000 for his services as Chairman of the Board of the Corporation. The
             Corporation shall pay such amounts to the Executive on a biweekly basis. All other terms and provisions of Section 3(a) are hereby deleted."

          (vi) Section 3(b) of the Employment Agreement shall be amended to read in its entirety as follows:

          "With respect to the semi-annual period ending
             June 30, 1998, the Executive shall be entitled to receive a semi-annual cash bonus of up to $500,000 in accordance with the Valassis
             Communications, Inc. Senior Executives Annual
             Bonus Plan, as amended by Amendment 1 thereto.
             In addition, the Executive shall receive
             15,000 shares of the Corporation's Common
             Stock under the Executive Restricted Stock
             Plan. The restrictions on such 15,000 shares shall be waived as of June 30, 1998."

          (vii) Section 3(e) of the Employment Agreement is hereby amended to read in its entirety as follows:

          "During the Transition Period segment of the Employment Period, the Executive shall be entitled to participate in the Corporation's medical, dental and prescription drug plans (the "Health Benefit Plans"), as well as the Corporation's disability and life insurance plans. During the Consulting Period, the Executive shall be entitled to participate in the Corporation's Health Benefit Plans. Such Health Benefit Plans shall be equal to

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             the health benefit plans the Corporation generally
             provides to employees and/or other senior executives of the Corporation."

          (viii) Section 3(f) of the Employment Agreement shall be amended in its entirety to provide that the Executive shall be reimbursed for all reasonable expenses properly incurred by him in connection with the performance of his duties as Chairman of the Board, and the Executive shall account to the Corporation for such expenses.

          (ix) Section 3(h) of the Employment Agreement shall be amended in its entirety to provide that the Executive shall vacate his office at the Corporation's headquarters no later than July 31, 1998, and the Corporation shall have no obligation after such date to provide the Executive with office and support staff.

          (x) Section 3(i) of the Employment Agreement shall be hereby modified to provide that the Executive's use of the corporate plane for both business and non-business reasons (provided that the Executive shall reimburse the Corporation as the Corporation may direct for the direct costs of any such non-business related use) shall extend only until June 30, 1998.

          (xi) The Executive shall be entitled to the vacation and other benefits provided in Section 3(j) until June
          30, 1998 at which time such benefits shall cease.

          (xii) Section 5 of the Employment Agreement is hereby amended to provide that all references to the Executive's Annual Base Salary shall mean salary at a rate of $1,000,000 per year and all references to the Executive's Annual Cash Bonus shall be to the $500,000 bonus that the Executive is eligible to receive under
          Section 3(b); provided, however, that the date of termination is prior to June 30, 1998. In addition,
          Section 5(a)(iv)(b) shall be deleted in its entirety. The last two sentences of Section 5(b) shall be amended to read as follows:

          "Notwithstanding the foregoing, if the Corporation exercises its option under Section 2(d) for a Consulting Period or if the Consulting Period otherwise applies (provided, however, that in no circumstance will the Executive be entitled to receive compensation under this section and
             Section 5(a)(iii)), the Corporation shall pay to the Executive for the duration of any such Consulting Period as follows: For the first three years of any such Consulting Period, the Corporation shall pay to the Executive an amount equal to the biweekly installment of the

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             Executive's rate of Annual Base Salary in effect
             as of the date the Executive terminates
             employment. If the Consulting Period continues thereafter, the Corporation shall pay to the Executive at the same frequency an amount equal to one-half of such biweekly installment for the balance of the term of the Consulting Period."

          (xiii) Section 11(b) of the Employment Agreement is hereby amended to change the addresses of the parties as follows:

          If to the Executive:

               David A. Brandon
               12028 Hunters Creek Drive
               Plymouth, MI  48170

          If to the Corporation:

               c/o Valassis Communications, Inc.
               19975 Victor Parkway
               Livonia, MI  48152
               Attn:  Barry P. Hoffman, Esq.

          The reference to CPH shall be hereby deleted.

          (xiv) Section 14 of the Employment Agreement shall be deleted in its entirety.

     3. AMENDMENTS TO THE OPTION AGREEMENT.  The Non-Qualified
Stock Option Agreement dated as of December 8, 1997, between the Executive and the Corporation (the "December Option
Agreement") is hereby amended in the following respects:

          (i) Section 2 of the December Option Agreement is hereby amended to provide that the Option shall be exercisable for 100% of the Common Shares which are subject to the Option as of the date hereof.

          (ii) Section 3 of the December Option Agreement is hereby amended to add a new subsection (c) to read as follows:

               "The Option shall be exercisable by you until
                June 30, 1999."

     4. UNAMENDED TERMS; EFFECTIVENESS. All other terms of the Employment Agreement and the Option Agreement shall remain in full force and effect. The amendments to the Employment Agreement and the Option Agreement contained in this Agreement shall be effective from and after the date of this Agreement.

     5. RESTRICTED STOCK.  The Corporation confirms to the
Executive that as of June 30, 1998, the one-year restriction

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lapses with respect to (i) the 30,000 shares of restricted
stock issued to the Executive for Fiscal Year 1997 pursuant to the Employment Agreement and (ii) all outstanding matches of restricted stock issued to Mr. Brandon pursuant to the Corporation's Employee and Director Restricted Stock Award Plan.

     6. SETTLEMENT PROVISIONS. The Executive shall promptly settle all matters relating to travel and entertainment expenses incurred prior to the date hereof.

     7. NON-DISCLOSURE OF THIS AGREEMENT. The Corporation and the Executive agree to keep confidential and not disclose or divulge the terms and conditions of this Agreement to any third party, except:

     (a) in connection with any actions or proceedings to enforce the terms and conditions of this Agreement;

     (b) as compelled by a court of competent jurisdiction;

     (c) to their respective accountants and lawyers;

     (d) reporting the income payable to the Executive under this Agreement to the Internal Revenue
         Service; and/or

     (e) in accordance with the Corporation's disclosure policies and as may be required by applicable securities laws or stock exchange rules; and/or

     (f) the Company and the Executive shall mutually agree on the text of a press release to be issued immediately following the execution of this Agreement.

     8. MUTUAL RELEASE.

     8.1. BY THE CORPORATION. The Corporation, for itself, its successors and its assigns, hereby releases and forever discharges the Executive and his successors and assigns from any and all claims, actions, suits, proceedings, agreements, debts, promises, judgments and demands whatsoever, known or unknown, which the Corporation ever had, now has or hereafter can, shall or may have, from the beginning of time through the date of this Agreement, from whatever source arising, including, but not limited to, any claims which the Corporation may have under any contract or policy, whether such contract or policy is written or oral, express or implied, and any claims which the Corporation may have based upon any federal, state or local statutes, orders or regulations concerning discrimination

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on any account or claims of libel, slander, defamation or
damage to professional reputation.

     8.2. BY THE EXECUTIVE. The Executive, for himself, his successors and his assigns hereby releases and forever discharges the Corporation, its subsidiaries and each of their respective directors, officers and employees from any and all claims, actions, suits, proceedings, agreements, debts, promises, judgments and demands whatsoever, known or unknown, which the Executive ever had, now has or hereafter can, shall or may have, from the beginning of time through the date of this Agreement, from whatever source arising, including, but not limited to, any claims which the Executive may have under any contract or policy, whether such contract or policy is written or oral, express or implied, and any claims which the Executive may have based upon any federal, state or local statutes, orders or regulations concerning discrimination on account of race, color, creed or religion, sex, national origin, age, handicap or disability, marital status, height, weight, sexual preference or sexual orientation, equal pay or any other category protected by law, including the Federal Age Discrimination in Employment Act; any claim relating to claims of libel, slander, defamation or damage to professional reputation; and any vacation pay, sick leave, health insurance, life insurance, disability benefits, severance or unemployment insurance benefits, retirement or social security benefits, workers' compensation or any other form of fringe, welfare, or retirement benefits paid or given to the Executive prior to the date of this Agreement.

     8.3. EFFECT.  The releases set forth in Sections 8.1 and
8.2 shall not release any claim, demand, right, or cause of action of any kind that either the Executive or the Corporation may have on account of or in any way arising out of or related to a breach of the terms and provisions of this Agreement or any breach of the terms and provisions of the Employment Agreement and the Option Agreement arising after the date hereof.

     9. ACKNOWLEDGEMENT. The Executive understands and agrees that he:

     (a) has carefully read and understands all of the provisions of this Agreement;

     (b) is by this Agreement releasing the Corporation from any and all claims he may have against it;

     (c) knowingly and voluntarily agrees to all of the terms set forth in this Agreement;

     (d) knowingly and voluntarily intends to be legally bound by the same;

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     (e) has been separately represented by his
         respective legal counsel prior to executing this Agreement.

     10. MISCELLANEOUS.

     10.1. NOTICES. The provisions regarding notices in the Employment Agreement are hereby incorporated in this Agreement as though set forth in full herein.

     10.2. ENTIRE AGREEMENT. This instrument, together with the Employment Agreement and the Option Agreement, contains the entire agreement of the parties with respect to the subject matter hereof. The provisions of this Agreement may not be amended, modified or waived orally but only by an instrument in writing signed by the party to be charged.

     10.3. SEVERABILITY. In case any one or more of the terms or provisions contained in this Agreement shall for any reason be held invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other terms or provisions hereof, but such term or provision shall be deemed modified or deleted as or to the extent required by applicable law, and such modification or deletion shall not affect the validity of the other terms or provisions of this Agreement.


     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                    VALASSIS COMMUNICATIONS, INC.


                    By:  _________________________________



                    _____________________________________
                              David A. Brandon


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